Exhibit 3: Segment Information - Third Quarter 2004

	Beer - Chile		Beer - Argentina		Soft Drinks & Min Water		Wine		Others
	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003
OPERATING RESULTS
(all figures in Ch$ millions)
Revenues
Core products	32,016	30,478	7,690	6,771	26,480	26,027	22,949	22,192	4,017	1,496
Other products (*)	492	664	79	99	85	69	817	2,438	4,032	3,359
Total	32,508	31,142	7,769	6,870	26,566	26,096	23,766	24,630	8,048	4,855
% change	4.4%		13.1%		1.8%		-3.5%		65.8%

Cost of sales	(13,444)	(12,857)	(4,582)	(4,589)	(12,987)	(12,628)	(15,743)	(16,897)	(6,528)	(3,722)
% of sales	41.4%	41.3%	59.0%	66.8%	48.9%	48.4%	66.2%	68.6%	81.1%	76.7%

SG&A	(13,384)	(12,076)	(4,207)	(3,781)	(12,351)	(12,546)	(6,106)	(6,021)	(1,292)	(883)
% of sales	41.2%	38.8%	54.1%	55.0%	46.5%	48.1%	25.7%	24.4%	16.1%	18.2%

Operating profit	5,681	6,209	(1,019)	(1,500)	1,228	922	1,916	1,712	228	251
% change	-8.5%		32.0%		33.2%		11.9%		-9.1%
% of sales	17.5%	19.9%	-13.1%	-21.8%	4.6%	3.5%	8.1%	7.0%	2.8%	0.0%

Depreciation	4,602	4,462	1,254	1,552	2,590	2,727	623	507	321	310
Amortization	227	235	84	108	39	39	99	95	7	2
EBITDA	10,509	10,905	319	160	3,857	3,688	2,639	2,315	555	563
% change	-3.6%		99.6%		4.6%		14.0%		-1.3%
% of sales	32.3%	35.0%	4.1%	2.3%	14.5%	14.1%	11.1%	9.4%	6.9%	0.0%
* The "Other products" line corresponds to intercompany sales in the "Other" segment.

	Beer - Chile		Beer - Argentina*		Soft Drinks & Min Water		Wine***
	2004	2003	2004	2003	2004	2003	2004	2003
VOLUMES & PRICING
					Total**		Total
Volume (HLs)	761,865	740,474	434,794	387,179	989,831	951,742	273,105	279,130
% change	2.9%		12.3%		4.0%		-2.2%

					Soft Drinks		Chile - Domestic
					732,287	726,443	134,852	147,924
					0.8%		-8.8%
					Nectars		Chile Bottled Exports
					100,954	89,467	129,703	122,671
					12.8%		5.7%
					Mineral Water
					156,590	135,832	Argentina
					15.3%		8,550	8,535
							0.2%

* Volumes include exports of 11.384 HL (8.412 HL to Chile) and 9.158 HL (5.186 HL to Chile) in Q3'04 and Q3'03 respectively.
** In unit cases, sales from the soft drinks and mineral water segment totaled 17 million and 17 million in Q3'04 and Q3'03 respectively.
*** Volumes do not include bulk volumes of 21.242 HL and 60.329 HL (16.772 HL and 15.442 HL from Chile exports), (4.470 HL and 44.886 HL from Argentina ) in 2004 and 2003 respectively.
						Total		Total
Price (Ch$ / HL)	42,024	41,160	17,686	17,489	26,752	27,347	84,030	79,503
% change (real)	2.1%		1.1%		-2.2%		5.7%

					Soft Drinks		Chile - Domestic
					25,809	26,465	55,284	47,454
					-2.5%		16.5%
					Nectars		Chile Bottled Exports
					39,824	38,878	112,790	116,695
					2.4%		-3.3%
					Mineral Water
					21,019	22,427	Argentina
					-6.3%		101,121	100,414
							0.7%